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                                                                    EXHIBIT 99.1

ROCKWELL
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+MEDICAL TECHNOLOGIES, INC.

COMPANY PRESS RELEASE                       Contact: Thomas Klema (248) 960-9009

ROCKWELL MEDICAL TECHNOLOGIES, INC. COMMENCES WARRANT EXCHANGE OFFER

WIXOM, MICHIGAN, October 20, 2005 - Rockwell Medical Technologies, Inc. (Nasdaq:RMTI), a dialysis products manufacturer serving the healthcare industry, reported today that the U.S. Securities and Exchange Commission (SEC) has declared effective Rockwell's registration statement relating to its warrant exchange offer.

Under the terms of the exchange offer, each of Rockwell's current outstanding publicly traded common share purchase warrants (Nasdaq: RMTIW) with an exercise price of $4.50 can be exchanged for a new common share purchase warrant with an exercise price of $3.90. The exchange offer expires at 5:00 pm (EST), November 28, 2005. Both old and new warrants will expire on January 26, 2006. Rockwell currently has 3,625,000 outstanding publicly traded common share purchase warrants.

Rockwell expects it could raise more than $13,800,000 if all the old warrants are exchanged for new warrants and subsequently all of the new warrants are exercised by the warrant holders. Rockwell intends to use a portion of the proceeds raised from the warrant exercise for business expansion including additional production facilities, and intends to utilize the majority of the proceeds to obtain FDA approval for its proprietary iron-delivery product. As demonstrated during Phase II clinical trials, and compared to the current IV iron delivery method, Rockwell's iron-delivery product provides a safer, more effective and less costly delivery of iron to the dialysis patient. Iron supplementation is vital to achieve adequate therapeutic response to expensive anemia treatments received by 90% of all dialysis patients. Upon FDA approval, Rockwell expects its proprietary iron-delivery product to aggressively compete in the $300,000,000 U.S. iron market as well as the $500,000,000-plus global iron market.

Mr. Robert L. Chioini, Chairman, CEO and President of Rockwell stated, "We are at an important stage in the development of our proprietary iron-delivery product and the capital raised from this exchange offer will be used primarily to accelerate that initiative and gain FDA market approval. We have separate studies that we anticipate will begin in the both the fourth quarter of this year and the first quarter of 2006 and we will keep our shareholders apprised of our progress." Mr. Chioini further stated, "We are operating in a changing, dynamic marketplace and we will use our resources to capitalize on opportunities, including growing our core concentrate business as well as entering markets such as our iron drug-delivery product."

The terms of the exchange offer are set forth in a prospectus to be provided to current warrant holders and can be accessed via the internet at:
http://www.sec.gov/Archives/edgar/data/1041024/000095012405005787/0000950124-05-
005787.txt

Rockwell Medical Technologies, Inc. is an innovative leader in manufacturing, marketing and delivering high-quality dialysis solutions, powders and ancillary products that improve the quality of care for dialysis patients. Dialysis is a process that duplicates kidney function for those patients whose kidneys have failed to work properly and suffer from chronic kidney failure, a condition also known as end stage renal disease (ESRD). There are an estimated 350,000 dialysis patients in the United States and the incidence of ESRD has experienced an average annual increase of approximately 6%-8% over the last decade. Rockwell's products are used to cleanse the ESRD patient's blood and replace nutrients in the bloodstream. Rockwell offers the proprietary Dri-Sate(R) Dry Acid Concentrate Mixing System, RenalPure(R) Liquid Acid Concentrate, SteriLyte(R) Liquid Bicarbonate Concentrate, RenalPure(R) Powder Bicarbonate Concentrate, Blood Tubing Sets, Fistula Needles and a wide range of ancillary dialysis items. Rockwell is currently in the process of developing and gaining FDA approval of a proprietary iron-delivery product which will be administered to dialysis patients via dialysate. Visit Rockwell's website at www.rockwellmed.com for more information.

Certain statements in this press release with respect to Rockwell's anticipated sales revenue or possible proceeds from financing constitute "forward-looking statements". These statements include statements regarding the amount of expected proceeds from the exercise of warrants, the use of those proceeds and the performance of Rockwell's iron-delivery product. These forward-looking statements reflect management's expectations and are based upon currently available information. Management of Rockwell believes the expectations reflected in the forward-looking statements made in this press release are based upon reasonable assumptions. However, certain factors could occur that might cause actual results to vary. These include, but are not limited to, general economic conditions, economic conditions in the hemodialysis industry, competitive factors and other factors discussed in Rockwell's reports filed with the Securities and Exchange Commission. The forward-looking statements should be considered in light of these risks and uncertainties.